                                                                    EXHIBIT 12.1

                             Fleming Companies, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                                                         40 Weeks Ended
                                                  October 6,          Sept 30,
(Dollars in thousands)                              2001                2000
Earnings:
   Pretax earnings (loss)                         $  35,905          $ (139,230)
   Fixed charges, net                               138,192             139,930

            Total earnings                        $ 174,097          $      700

Fixed charges:
   Interest expense                               $ 127,307          $  131,659
   Portion of rental charges
      deemed to be interest                          10,425               7,876
   Capitalized interest                               5,739                 440

            Total fixed charges                   $ 143,471          $  139,975

Deficiency                                                           $ (139,275)

Ratio of earnings to fixed charges                     1.21                .005

"Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.

RESULTS EXCLUDING STRATEGIC PLAN ADJUSTMENTS AND ONE-TIME ITEMS ARE AS FOLLOWS:

                                                           40 Weeks Ended
                                                    October 6,          Sept 30,
                                                       2001               2000
Total adjusted earnings                              $240,304           $211,172
Total adjusted fixed charges                         $140,638           $139,975

Adjusted ratio of earnings to fixed charges              1.71               1.51